EXHIBIT 3.1
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES F CONVERTIBLE PREFERRED STOCK

OF

ECHO THERAPEUTICS, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Echo Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the Board of Directors of the Company (the “Board”), pursuant to authority of the Board as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation, as amended and restated through the date hereof (the “Certificate of Incorporation”), has and hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

1. Designation and Rank

                 (a) Designation.  The designation of such series of the Preferred Stock shall be the Series F Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”).  The maximum number of shares of Series F Preferred Stock shall be Five Million (5,000,000) shares.

                 (b) Rank.  The Series F Preferred Stock shall rank pari passu with the common stock, par value $0.01 per share (“Common Stock”), of the Company as to liquidation and junior as to liquidation to all series of the Preferred Stock authorized on or prior to the filing of this Certificate of Designation, Preferences and Rights and any series of capital stock of the Company that is issued subsequent to the date hereof that by its terms ranks junior to the Series F Preferred Stock.

2. No Dividends

The holders of shares of the Series F Preferred Stock shall not be entitled to receive dividends.

3. Voting Rights

An affirmative vote, or the written consent without a meeting, of at a majority of the outstanding shares of the Series F Preferred Stock shall be required to permit the Company to alter or change the rights, preferences or privileges of the Series F Preferred Stock.  Except as set forth in the preceding sentence, the Series F Preferred Stock shall not have any voting rights, except to the extent required by the Delaware General Corporation Law.  The Common Stock into which the Series F Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Liquidation Preference

      The holders of shares of the Series F Preferred Stock shall not be entitled to a liquidation preference with respect to the share of Series F Preferred Stock.

5. Conversion

Each holder of Series F Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

                 (a) Right to Convert.  At any time on or after the issuance of the Series F Preferred Stock (the “Issuance Date”), the holder of any such shares of Series F Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Conversion”) all or any portion of the shares of Series F Preferred Stock held by such person into an equal number of fully paid and non-assessable shares of Common Stock.  The Company shall keep written records of the conversion of the shares of Series F Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series F Preferred Stock upon any conversion of the Series F Preferred Stock.

                            (b) Mechanics of Conversion.  The Conversion of Series F Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements.  To convert Series F Preferred Stock into full shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company, and (B) with respect to the final conversion of shares of Series F Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series F Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii) Company’s Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within ten (10) business days following the date of receipt by the Company of the certificate representing the shares of Series F Preferred Stock being converted, issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, and if the certificate so surrendered represents more shares of Series F Preferred Stock than those being converted, issue and deliver to the holder a new certificate for such number of shares of Series F Preferred Stock represented by the surrendered certificate which were not converted.

(iii) Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series F Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company’s Failure to Timely Convert.  If within five (5) business days of the Company’s receipt of a Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series F Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such holder on each business day after such tenth (10th) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the closing price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii).  If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within ten (10) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

                 (c) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits, Combinations and Dividends.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split, combine the outstanding shares of Common Stock of the outstanding Common Stock, or shall issue a dividend or other distribution, the number of shares issuable on the conversion of the Series F Preferred Stock shall forthwith be proportionately adjusted.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of the Series F Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(iii)), then, and in each event, an appropriate revisions shall be made (by adjustments of the conversion price, number of shares or otherwise) so that the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share of Series F Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series F Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(iii) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(ii), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an “Organic Change”), then as a part of such Organic Change an appropriate revision shall be made (by adjustments of the conversion price or otherwise) so that the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share of Series F Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series F Preferred Stock into the Company’s Common Stock prior to the Organic Change.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(iii) with respect to the rights of the holders of the Series F Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(iii) (including any adjustment in the number of shares of stock or other securities deliverable upon conversion of the Series F Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(iv) Record Date.  In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or convertible securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

                 (d) No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series F Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series F Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series F Preferred Stock shall have been issued.

                 (e) Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series F Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series F Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series F Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

                 (f) Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series F Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                 (g) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, or delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series F Preferred Stock at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series F Preferred Stock at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

                 (h) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock.  In lieu of any fractional shares to which a holder of the Series F Preferred Stock would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the closing prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Conversion Date or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder of the Series F Preferred Stock.

(i) Reservation of Common Stock.  The Company shall, so long as any shares of Series F Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series F Preferred Stock then outstanding.  The initial number of shares of Common Stock reserved for conversions of the Series F Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series F Preferred Stock based on the number of shares of Series F Preferred Stock held by each holder at the time of issuance of the Series F Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series F Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series F Preferred Stock shall be allocated to the remaining holders of Series F Preferred Stock, pro rata based on the number of shares of Series F Preferred Stock then held by such holder.

(j) Retirement of Series F Preferred Stock.  Conversion of Series F Preferred Stock shall be deemed to have been effected on the Conversion Date.  The Company shall keep written records of the conversion of the shares of Series F Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series F Preferred Stock upon complete conversion of the Series F Preferred Stock.

(k) Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series F Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights

No holder of the Series F Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board in their absolute discretion may deem advisable.

7. Conversion Restriction

                 (a) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a holder of shares of Series F Preferred Stock convert shares of the Series F Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series F Preferred Stock providing the Company with sixty-one (61) days’ notice (pursuant to Section 5(g) hereof) (a “Waiver Notice”) that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series F Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series F Preferred Stock referenced in the Waiver Notice.

                 (b) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a holder of shares of Series F Preferred Stock convert shares of the Series F Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 19.99% of all of the Common Stock outstanding at such time; provided, however, that upon both (A) a holder of Series F Preferred Stock providing the Company with a Waiver Notice that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series F Preferred Stock, and (B) the stockholders of the Company approving the waiver of Section 7 of this Certificate of Designations with regard to any or all shares of Common Stock issuable upon conversion of Series F Preferred Stock and the ownership by any holder of the Series F Preferred Stock of greater than 20% of the outstanding shares of Common Stock in accordance with the applicable NASDAQ listing standards, this Section 7 shall be of no force or effect.

8. Inability to Fully Convert

                 (a) Holder’s Option if Company Cannot Fully Convert.  If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series F Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and with respect to the unconverted Series F Preferred Stock (the “Unconverted Preferred Stock”) the holder, solely at such holder’s option, can elect, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder’s Conversion Notice as to the number of shares of Common Stock the Company is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

In the event that a holder of the Series F Preferred Stock shall elect to convert any shares of Series F Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, violation of an agreement to which such holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or any of said shares of Series F Preferred Stock shall have issued.

                 (b) Mechanics of Fulfilling Holder’s Election.  The Company shall immediately send via facsimile to a holder of Series F Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice and (ii) the number of shares of Series F Preferred Stock which cannot be converted.

9. Lost or Stolen Certificates

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series F Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief

The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series F Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series F Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Specific Shall Not Limit General

No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

12. Failure or Indulgence Not Waiver

No failure or delay on the part of a holder of Series F Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Designation and does affirm the foregoing as true this 23rd day of December, 2014.

ECHO THERAPEUTICS, INC.
By:      /s/ Scott W. Hollander
Name: Scott W. Hollander
Title:   President and Chief Executive Officer

[Series F Preferred Stock Certificate of Designation]

EXHIBIT A
ECHO THERAPEUTICS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series F Preferred Stock of Echo Therapeutics, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series F Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of Echo Therapeutics, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of shares of Preferred Stock to be converted:

Stock certificate no(s) of Preferred Stock to be converted:

Please confirm the following information:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:
Dated:

[Exhibit A to Series F Preferred Stock Certificate of Designation]